                                                                     EXHIBIT 4.7

                               AMENDMENT #1 TO THE
                        COMMON STOCK INVESTMENT AGREEMENT

     This Amendment #1 (the "Amendment") to the Common Stock Investment Agreement, dated as of July 30, 1999 (the "Investment Agreement"), by and between General Magic, Inc. (the "Company") and Cripple Creek Securities, LLC (the "Investor") is made as of August 4, 1999 by and between the Company and Investor.

                                    RECITALS

     WHEREAS, Section 4(i) of the Investment Agreement requires the Company inter alia to file a Prospectus Supplement within two Business Days after the date of the Investment Agreement;

     NOW, THEREFORE, in consideration of the foregoing:

     1. Waiver. The Investor hereby waives the requirement under Section 4(i) of the Investment Agreement that the Company file the Prospectus Supplement within two Business Days after the date of the Investment Agreement, and any related rights.

     2. Amendment to the Agreement. The parties hereby agree that the Investment Agreement shall be amended as follows:

          2.1 Amendment to Section 1(b). After the number "25" in the third line of Section 1(b), the phrase ", 1999" shall be inserted.

          2.2 Amendment to Section 1(e). After the parenthetical "(as set forth in the second sentence of Section 1(d))," and before the number "(ii)" in the fifth line of Section 1(e), the word "and" shall be inserted.

          2.3 Amendment to Section 4(i). Section 4(i) shall be deleted in its entirety and the following substituted in lieu thereof:

     "i. Filing of Form 8-K. On or before the date which is two Business Days after the date hereof, the Company shall file with the SEC a Current Report on Form 8-K describing the terms of the transaction contemplated by the Transaction Documents and including this Agreement as an exhibit thereto in the form required by the 1934 Act."

          2.4 Addition of Section 4(k). After Section 4(j), a new Section 4(k) shall be inserted and shall read as follows:

     "k.  Filing of Prospectus Supplements. The Company shall file with the SEC
     (i) a prospectus supplement to the Registration Statement providing for the transactions contemplated by the Investment Agreement in the "Plan of Distribution" section, which form of prospectus supplement shall be acceptable to the Investor, on or before the date which is three Business Days after the date hereof, and
     (ii) a prospectus supplement to the Registration Statement covering the Commitment Shares, which form of prospectus supplement shall be acceptable to the Investor, on or before the date which is seven Business Days after the date hereof."

     3.   Miscellaneous.

          3.1 Capitalized Terms. All capitalized terms not otherwise defined herein will have the meanings set forth in the Investment Agreement.

          3.2 Other Provisions. All other provisions of the Agreement shall remain in full force and effect.

          3.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the undersigned has caused this amendment to be duly executed and delivered by its proper and duly authorized officers.


COMPANY:                               INVESTOR:

GENERAL MAGIC, INC.                    CRIPPLE CREEK SECURITIES LLC


By: /s/ Steven Markman                 By: /s/ Robert Chender
    -------------------------              -------------------------
Name: Steven Markman                   Name: Robert Chender
Its:  Chief Executive Officer and      Its:  Principal
            President




              [Amendment #1 to Common Stock Investment Agreement]



                                       3